Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of August 6, 2019 (this “Agreement”), by and among Snap Inc. (the “Borrower”), the Lenders party hereto and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Revolving Credit Agreement, dated as of July 29, 2016 (as amended, supplemented or otherwise modified prior to the date hereof, including pursuant to the First Amendment to Revolving Credit Agreement, dated as of August 13, 2018, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders and Issuing Banks from time to time party thereto, and the Administrative Agent;

WHEREAS, Borrower has requested that the Lenders amend the Credit Agreement to make certain revisions to the Credit Agreement as set forth herein; and

WHEREAS, each Lender party hereto has consented to so amend certain provisions of the Credit Agreement in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

(a)     Section 1.01 (Defined Terms): The following terms and their respective definitions hereby are added or amended and restated in their entirety in Section 1.01 of the Credit Agreement, as appropriate, to read as follows:

“Convertible Notes” means debt securities that are convertible solely into, or exchangeable solely for, Equity Interests and/or cash; provided that such debt securities do not have a scheduled maturity date any earlier than the date that is 91 days after the Maturity Date applicable at the time of issuance thereof (except if as a result of a customary fundamental change or change of control event).

“LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (or, solely for purposes of clause (iii) in the defined term “Alternate Base Rate,” for purposes of determining the Alternate Base Rate as of any date) for a Eurodollar Borrowing in any currency, the rate per annum determined by the Administrative Agent on the basis of the rate for deposits in such currency for a period equal to such Interest Period commencing on the first day of such Interest Period as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) appearing on Reuters Screen LIBOR01 page (or any successor page) as of approximately 11:00 a.m., London, England time, on such Interest Rate Determination Date (the “LIBOR Screen Rate”); provided that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available on a temporary basis, the LIBO Rate shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Administrative Agent, or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to Administrative Agent at its request and quoted by the reference banks appointed by the Administrative Agent in consultation with the Borrower to leading banks who consent to such appointment in the London interbank market for deposits in such currency of a duration equal to the duration of such Interest Period, on such Interest Rate Determination Date.

“LIBOR Discontinuance Event” means any of the following:

(a)    an interest rate is not ascertainable pursuant to the provisions of the definition of “LIBO Rate” and the inability to ascertain such rate is unlikely to be temporary;

(b)    the regulatory supervisor for the administrator of the LIBOR Screen Rate, the central bank for the currency of the LIBO Rate, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, has made a public statement, or published information, stating that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely on a specific date, provided that, at that time, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBO Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at that time, there is no successor administrator that will continue to provide the LIBO Rate (the date of determination or such specific date in the foregoing clauses (a)-(c), the “Scheduled Unavailability Date”).

“LIBOR Discontinuance Event Time” means, with respect to any LIBOR Discontinuance Event, (i) in the case of an event under clause (a) of such definition, the Business Day immediately following the date of determination that such interest rate is not ascertainable and such result is unlikely to be temporary and (ii) for purposes of an event under clause (b) or (c) of such definition, on the date on which the LIBO Rate ceases to be provided by the administrator of the LIBO Rate or is not permitted to be used (or if such statement or information is of a prospective cessation or prohibition, the 90th day prior to the date of such cessation or prohibition (or if such prospective cessation or prohibition is fewer than 90 days later, the date of such statement or announcement)).

“LIBOR Replacement Date” means, in respect of any Eurodollar Borrowing, upon the occurrence of a LIBOR Discontinuance Event, the next interest reset date after the relevant amendment in connection therewith becomes effective (unless an alternative date is specified) and all subsequent interest reset dates for which the LIBO Rate would have had to be determined.

“Relevant Governmental Sponsor” means any central bank, reserve bank, monetary authority or similar institution (including any committee or working group sponsored thereby) which shall have selected, endorsed or recommended a replacement rate, including relevant additional spreads or other adjustments, for the LIBO Rate.

(b)    The Credit Agreement is hereby amended by inserting the following new Section 2.11(c) immediately following Section 2.11(b) thereof:

(c)    If at any time (i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) or (ii) the Borrower or Required Lenders notify the Administrative Agent in writing (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined that a LIBOR Discontinuance Event has occurred, then, at or promptly after the LIBOR Discontinuance Event Time, the Administrative Agent and Borrower shall endeavor in good faith to establish an alternate benchmark rate to replace the LIBO Rate under this Agreement, together with any spread or adjustment to be applied to such alternate benchmark rate and this Agreement (1) to account for the effects of transition from the LIBO Rate to such alternate benchmark rate, giving due consideration to the then prevailing market convention for determining a rate of interest for syndicated leveraged loans of this type in the United States at such time and any recommendations (if any) therefor by a Relevant Governmental Sponsor and (2) necessary to reflect the available interest periods and timing for determining such alternate benchmark rate, but, for the avoidance of doubt, not any changes in the Borrower (including its credit rating) or other changes in market or other conditions other than the transition from the LIBO Rate to such replacement benchmark rate (the foregoing clauses (1) and (2), the “Applicable Benchmark Adjustments”), provided that any such alternate benchmark rate and Applicable Benchmark Adjustments shall (x) be required to be commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion) and (y) in no event include any changes to the Applicable Rate (any such rate, the “Successor LIBO Rate”).

After such determination that a LIBOR Discontinuance Event has occurred, promptly following the LIBOR Discontinuance Event Time, the Administrative Agent and the Borrower shall endeavor to enter into an amendment to this Agreement to reflect such Successor LIBO Rate and such Applicable Benchmark Adjustments as may be reasonably necessary or appropriate, as the Administrative Agent and Borrower may agree, in each case, in good faith, to implement and give effect to the Successor LIBO Rate under this Agreement on the LIBOR Replacement Date and, notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective for all Loans and Lenders without any further action or consent of any other party to this Agreement on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, on or prior to such fifth Business Day, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment; provided, that if a Successor LIBO Rate has not been established pursuant to the foregoing, at the option of the Borrower, the Borrower and the Required Lenders may select a different Successor LIBO Rate in accordance with the paragraph above that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its sole discretion and in good faith) and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such Successor LIBO Rate and such Applicable Benchmark Adjustments as may be applicable and, notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that if no Successor LIBO Rate has been determined pursuant to the foregoing and a Scheduled

Unavailability Date has occurred, the Administrative Agent will promptly so notify the Borrower and each Lender and thereafter, until such Successor LIBO Rate has been determined pursuant to this Section 2.11(c), (A) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) all outstanding Eurodollar Borrowings shall be converted to ABR Borrowings at the end of the Interest Periods applicable to such Eurodollar Borrowings until a Successor LIBO Rate has been chosen pursuant to this Section 2.11(c). Notwithstanding anything else herein, (i) the Successor LIBO Rate and any Applicable Benchmark Adjustments shall not apply to Eurodollar Borrowings (or Eurodollar Borrowings which were converted into ABR Borrowings pursuant to clause (A) above) outstanding at the time of any amendment entered into pursuant to this Section 2.11(c) until the end of the Interest Periods applicable to such Borrowing and any continuation or conversion of such Borrowings will occur upon the end of such Interest Periods and (ii) any definition of Successor LIBO Rate shall provide that in no event shall such Successor LIBO Rate be less than zero for purposes of this Agreement.

(c)    Section 6.01(j) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(j)    Indebtedness consisting of Convertible Notes; provided that with respect to any Convertible Notes that may be exchangeable for or convertible into cash (other than payment of principal of, and interest on, such Convertible Notes), (A) not more than $1,150,000,000.00 (or such greater amount not to exceed $1,725,000,000.00 as may be agreed by the Administrative Agent in its sole discretion) in aggregate principal amount of Convertible Notes shall be outstanding at the time of, and after giving effect to, the issuance of such Convertible Notes, or (B) the Senior Net Leverage Ratio as of the date of issuance of such Convertible Notes, determined on a pro forma basis immediately after giving effect to the issuance of such Convertible Notes as of the most recently ended Measurement Period for which financial statements have been delivered, shall not exceed 3.00 to 1.00; provided further that Senior Indebtedness shall be determined without taking into account any cash or cash equivalents constituting proceeds of any such Convertible Notes to be issued on such date that may otherwise reduce the amount of Senior Indebtedness.

(d)    Section 6.04(xii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(xii)    following a Qualifying IPO, the Borrower may repurchase Equity Interests pursuant to the terms of a call spread, a capped call or similar arrangement entered into in connection with the issuance of Convertible Notes.

(e)    Section 6.08(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(i)    following a Qualifying IPO, any call spread, capped call or similar arrangement in connection with the issuance of Convertible Notes.

2.	Conditions Precedent.

(a)    This Agreement shall become effective on the date the Administrative Agent has confirmed the satisfaction or waiver of each of the conditions contained in this Section 2 (the “Effective Date”):

(i)    The Administrative Agent shall have received counterparts of this Agreement duly executed and delivered by (1) the Loan Parties, (2) the Administrative Agent, and (3) the Required Lenders;

(ii)    The Borrower shall have paid to the Administrative Agent all expenses payable pursuant to Section 9.03 of the Credit Agreement which have accrued to the Effective Date to the extent invoices therefor have been provided at least one Business Day prior to the Effective Date;

(iii)    The representations and warranties of the Borrower set forth in the Loan Documents (including, without limitation, this Agreement) shall be true and correct in all material respects on and as of the Effective Date except that (1) the representations and warranties contained in Sections 3.04(a) and 3.12 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) (subject, in the case of unaudited financial statements furnished pursuant to clause (b), to year-end audit adjustments and the absence of footnotes), respectively, of Section 5.01 of the Credit Agreement, (2) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (3) to the extent that such representations and warranties are already qualified or modified by materiality or words of similar effect in the text thereof, they shall be true and correct in all respects; and

(iv)    As of the Effective Date, no Default or Event of Default shall have occurred and be continuing or will result from the execution of this Agreement and the transactions contemplated hereby as of the Effective Date.

3.    Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

4.    Full Force and Effect. Except as expressly provided herein and in the Credit Agreement, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents, the Arrangers or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

5.    Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

6.    Effect of this Agreement. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

7.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-

JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

8.    CONSENT TO JURISDICTION. THE TERMS AND PROVISIONS OF SECTION 9.09 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.

9.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

SNAP INC.

By:	/s/ Derek Andersen
Name:	Derek Andersen
Title:	Chief Financial Officer

Signature Page to Second Amendment

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Lender

By:	/s/ Christopher Tarnowsky
Name:	Christopher Tarnowsky
Title:	Vice President

Signature Page to Second Amendment

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jamie Minieri
Name:	Jamie Minieri
Title:	Authorized Signatory

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

Signature Page to Second Amendment